Exhibit 99.1

news

CONTACT:
Bradley D. Allen Imation Corp. Phone 651-704-5818 bdallen@imation com

Imation’s 4th Quarter Sales Jump 23% to
$334.4 Million on Record Data Storage Revenue;
Full Year E.P.S. of $2.25 on Continuing Operations
Grew 9.8% on $1.16 Billion in Sales

OAKDALE, Minn. (January 27, 2004) — Imation Corp. (NYSE:IMN), a leading supplier of removable data storage media, reported strong financial results for the fourth quarter and full year ended December 31, 2003. Total fourth quarter revenue of $334.4 million, up 23 percent from the comparable quarter a year ago, was driven by a record $321.5 million in Data Storage and Information Management segment revenue, fueled by continued strong growth in recordable and rewriteable optical disk products. In addition, the Company recorded overall tape storage product revenue growth.

     For the quarter, the Company reported income from continuing operations of $24.7 million, or diluted earnings per share of $0.68, (including $0.13 per share benefit in special items described below). This compares with income from continuing operations of $21.0 million, or diluted earnings per share of $0.58, (including $0.04 per share benefit in special items also described below) on $270.9 million in revenue for the fourth quarter of 2002.

     For the full year, the Company reported income from continuing operations of $81.8 million, or diluted earnings per share of $2.25, (including $0.15 per share benefit in special items described below) on revenue of $1.16 billion. This compares with income from continuing operations of $73.2 million, or diluted earnings per share of $2.05, for fiscal 2002 (including $0.19 per share benefit in special items described below) on revenue of $1.07 billion. Excluding these items from both periods, diluted earnings per share of $2.10 for the full year 2003 was up 12.9 percent over diluted earnings per share of $1.86 for the full year 2002. See Business Results Summary for details.

     Commenting on the results, Imation Chairman and CEO Bill Monahan said, “the strong finish in Q4 enabled us to exceed the full year revenue and earnings target ranges we had set at the start of last year. Strength in our existing data storage business, combined with our strategic growth initiatives, continues to drive excellent financial results as we gain share and expand our market presence around the globe. We experienced growth across our portfolio, led by strong growth in optical disks and in our LTO Ultrium tape line as well solid growth in some data center tape products. With record low SG&A of 12.6 percent to sales in Q4, our sustainable and efficient business model leverages existing infrastructure to support our strategic growth initiatives without adding structure, while delivering solid earnings growth as we build for the future.”

     “We generated $81 million in cash from operations this year, which enabled us to invest more than $100 million in future growth of the business, contribute $28 million in pension funding, return more than $28 million to shareholders through cash dividends and stock buyback and still end the year with a solid cash position of more than $400 million,” Monahan concluded.

     Frank Russomanno, Chief Operating Officer of Imation said, “Imation is extremely well positioned for 2004 due to our share gains and improving demand across the market. With our global reach, tape technology leadership, broad product portfolio, channel expertise and momentum in the fast growing optical storage market we are strengthening our position as the data storage removable media leader at a time when the market recognizes the increasing value of data.”

     “We continue to expand our product portfolio and distribution reach through our Global Data Media joint venture with Moser Baer in India and the Exabyte brand distribution agreement both initiated in 2003. In the consumer optical market, we recently announced an exciting brand distribution agreement with Napster and Target Stores. Technology co-development initiatives for new tape formats, along with our investment in our state-of-the-art Weatherford, Oklahoma tape coater line, allow us to support our key data center and network customers as we continue our momentum into 2004 and beyond,” Russomanno concluded.

Business Results Summary

     Both revenue and earnings per share were above the range the Company had projected for the quarter due to stronger than anticipated global demand. Data Storage volume growth of 27 percent globally and foreign currency exchange rate benefits of approximately five percent were partially offset by price erosion between seven and eight percent for the quarter.

     Results for the fourth quarter of 2003 include special items that increased pre-tax income by a net $7.2 million. They include a gain of $11.1 million primarily related to final resolution of outstanding transition services payments for the color proofing business sold in 2001 and a $0.7 million reversal of previously recorded charges due to lower than expected costs of restructuring. Offsetting these gains was a $4.6 million impairment of a loan to a contract manufacturer. Fourth quarter of 2002 included a pre-tax gain of $2.0 million from the reversal of previously recorded charges due to lower than expected costs of restructuring.

     Results for the full year 2003 include special items that increased pre-tax income by a net $8.2 million, primarily from the factors previously discussed. Results for the full year 2002 include special items that increased pre-tax income by a net $10.4 million, primarily associated with litigation gains and the reversal of previously recorded restructuring charges. (See reconciliation of reported to adjusted results schedule at the end of this release.)

     Gross profit margin of 26.4 percent for the fourth quarter and 28.8 percent for the year were down from 31.6 percent and 30.7 percent respectively for the comparable periods a year ago, as the Company continues to drive operating earnings growth through its strategic growth initiatives resulting in a higher mix of lower gross margin products. In addition, gross margin was impacted by increased cost of outsourced optical products and some start-up costs associated with its new tape manufacturing operation. These impacts were offset somewhat by improved mid-range tape gross margins in the fourth quarter compared with the third quarter of 2003.

     Selling, general and administrative (SG&A) spending for the full year declined more than $10 million, down 2.3 percentage points to 14.3 percent of revenue for the full year and a record low 12.6 percent of revenue in the fourth quarter.

     Research and Development (R&D) spending totaled $16.1 million, or 4.8 percent of revenue for the fourth quarter and $57.0 million, or 4.9 percent of revenue for the full year, up from the $13.8 million and $50.6 million totals for the comparable periods a year ago. Spending increases were the result of planned investments in new storage formats.

     Operating Income totaled $37.3 million for the fourth quarter and $119.6 million for the year ended December 31, 2003, compared with $30.4 million and $110.7 million for the comparable periods a year ago. Adjusting for the special items previously discussed, operating income grew 11.1 percent for the full year.

     Net non-operating expense of $0.6 million in the quarter reflects the impact of currency transaction losses and other costs, partially offset by interest earned on cash. This compares to net non-operating income for the same period a year ago of $1.9 million, due to higher interest rates as well as positive currency transaction gains a year ago. The tax rate for both the quarter and the year was 33 percent. Working capital performance improved with receivables days sales outstanding ending at 46 days, down one day from Q3, and inventory days of supply ending at 71 days, down nine days from Q3.

     Capital spending totaled $21.3 million for the quarter and $75.1 million for the full year, driven by investment in the Weatherford, Oklahoma, magnetic tape coating facility. Depreciation and amortization totaled $10.7 million for the quarter and $39.0 million for the full year.

     Cash from operations totaled $30.2 million in the quarter, the best performance of the year, and $81.0 million for the year. Ending cash and equivalents totaled $411.4 million. During the quarter, $13.3 million of cash was also invested in high quality interest bearing securities with maturities greater than one year and is now classified as non-current assets. Overall cash declined due to several planned factors including investments in future growth, funding of pension obligations and cash returned to shareholders through stock repurchase and dividends. Cash flow for investing activities totaled $129.6 million for the year, including $20 million associated with the Exabyte brand distribution agreement that occurred in the fourth quarter. The Company also spent $5.3 million in the quarter to buy back 155,000 shares of common stock and paid out $2.8 million in dividends to shareholders. For the full year, the Company has bought back 585,000 shares for $20 million in cash and authorization for repurchase of an additional 2.2 million shares remains outstanding. The Company also paid out more than $8.5 million in dividends to shareholders for the full year.

BUSINESS OUTLOOK

     The following statements are based on the Company’s current goals for fiscal year 2004, subject to the risks and uncertainties described below.

•	Total company revenue growth for the full year 2004 is targeted to range between ten and 15 percent or between a range of $1.28 billion and $1.34 billion.

•	Full year 2004 operating income is targeted to range between $120 million and $123 million. In 2003, the Company reported operating income of $119.6 million using Generally Accepted Accounting Principles (GAAP) treatment. The Company’s current operating income outlook would be essentially flat to up approximately three percent compared with the 2003 GAAP operating income. However, operating income for 2003 included benefits of $8.2 million from special items described above. Using an adjusted base operating income for fiscal 2003 of $111.4 million without those special items, full year 2004 operating income from continuing operations is estimated to grow between eight and ten percent over 2003. Due to very strong operating income recorded in the first quarter of 2003, the Company anticipates that year-over-year operating income growth will be strongest in the second half of the year.

•	The tax rate is currently targeted to be in the range of 35 to 36 percent. The Company could see a lower tax rate in 2004 if certain tax benefits are recognized, but is unable to project with certainty those benefits at this time.

•	Capital spending is targeted to be approximately $45 million.

•	Depreciation and amortization is targeted to be in the range of $45 to $50 million.

     A live web cast of Imation Corp.’s fourth quarter teleconference will be available on the Internet on a listen-only basis at www.imation.com or www.streetevents.com. A replay of this web cast will be available at either of these websites through Friday, January 30th. A taped replay of the teleconference will be available beginning at 11:00 AM Central Time January 27th until 5:00 PM Central Time January 30th by dialing 800-633-8284 (reservation number 21179216). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent material developments.

     About Imation Corp.

     Imation Corp. is a leading developer, manufacturer and supplier of magnetic and optical removable data storage media. With one of the broadest product lines in the industry — spanning from a few megabytes to hundreds of gigabytes of capacity in each piece of media, Imation serves customers in more than 60 countries, in both business and consumer markets. From large data centers to distributed networks, Imation’s tape cartridges are used in data processing, security, business continuity, backup and archiving applications. Customer needs for reliability, convenience and portability to store and manage business data, photos, video, images and music on professional and home desktops and increasingly in consumer electronics devices drive demand for Imation’s optical and diskette products. With more than 300 technology scientists and nearly 300 patents in the U.S. alone, Imation continues to pioneer today’s proven magnetic and optical media technologies. As of December 2003, Imation employed approximately 2,800 people worldwide. Revenues from outside the U.S. contribute approximately 54 percent of total sales. Additional information about Imation is available on the company’s website at www.imation.com, or by calling 1-888-466-3456.

     Certain information contained in this press release, which does not relate to historical financial information, including the business outlook, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company wishes to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update such statement to reflect events or circumstances arising after such date. Among these factors are continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand, the company’s ability to meet its cost reduction and revenue growth targets, its ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties, its ability to achieve the expected benefits in a timely manner from the Moser Baer relationships, including the Global Data Media joint venture, the competitive pricing environment, foreign currency fluctuations, the outcome of litigation, its ability to secure adequate supply of certain high demand products, the ready availability and price of energy, the market acceptance of newly introduced product and service offerings, the rate of decline for certain existing products as well as various factors set forth in the company’s filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,

	2003	2002	2003	2002

Net revenues	$334.4	$270.9	$1,163.5	$1,066.7
Cost of goods sold	246.0	185.4	828.8	738.9

Gross profit	88.4	85.5	334.7	327.8
Operating expenses (income):
Selling, general and administrative	42.2	43.3	166.3	176.9
Research and development	16.1	13.8	57.0	50.6
Litigation (1)	—	—	(1.0)	(6.4)
Restructuring and other (2)	(7.2)	(2.0)	(7.2)	(4.0)

Total	51.1	55.1	215.1	217.1
Operating income	37.3	30.4	119.6	110.7
Other (income) and expense:
Interest income	(1.2)	(2.2)	(5.9)	(8.4)
Interest expense	0.4	0.2	1.3	1.1
Other, net	1.4	0.1	2.1	5.4

Total	0.6	(1.9)	(2.5)	(1.9)
Income from continuing operations before taxes	36.7	32.3	122.1	112.6
Income tax provision	12.0	11.3	40.3	39.4

Income from continuing operations	24.7	21.0	81.8	73.2
(Loss) income from discontinued operations, net of taxes	—	(2.7)	0.2	1.9

Net income	$24.7	$18.3	$82.0	$75.1

Basic earnings (loss) per common share:
Continuing operations	$0.69	$0.60	$2.30	$2.09
Discontinued operations	$—	$(0.08)	$0.01	$0.06

Net income	$0.69	$0.52	$2.31	$2.15

Diluted earnings (loss) per common share:
Continuing operations	$0.68	$0.58	$2.25	$2.05
Discontinued operations	$—	$(0.07)	$0.01	$0.06

Net income	$0.68	$0.51	$2.26	$2.11

Weighted average basic shares outstanding	35.6	35.3	35.5	35.0

Weighted average diluted shares outstanding	36.3	36.3	36.3	35.6

(1)	The year ended December 31, 2003 includes the reversal of a reserve taken in 2002 for a litigation issue in Spain that was favorably settled during 2003. The year ended December 31, 2002 includes a net litigation benefit due primarily to the legal settlement with Quantum Corporation and Maxell, net of associated legal expenses.

(2)	The quarter and year ended December 31, 2003 includes a gain of $11.1 million primarily related to outstanding transition services payments for the color proofing and color software business sold in 2001 and a $0.7 million reversal of previously recorded charges due to lower than expected costs of restructuring, offset by a $4.6 million impairment of a loan to a contract manufacturer. The quarter and year ended December 31, 2002 includes adjustments of reserves from the Company’s previous restructuring programs as the result of lower than expected costs. Restructuring and other in the year ended December 31, 2002 also includes new restructuring charges of $1.8 million.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
RECONCILIATION OF REPORTED RESULTS TO ADJUSTED RESULTS
THREE MONTHS ENDED DECEMBER 31
(In millions, except per share amounts)
(Unaudited)

	Three months ended December 31,

	2003			2002

	As	Special	As	As	Special	As
	Reported	Items	Adjusted (1)	Reported	Items	Adjusted (1)

Net revenues	$334.4		$334.4	$270.9		$270.9
Cost of goods sold	246.0		246.0	185.4		185.4

Gross profit	88.4		88.4	85.5		85.5
Operating expenses (income):
Selling, general and administrative	42.2		42.2	43.3		43.3
Research and development	16.1		16.1	13.8		13.8
Restructuring and other (2)	(7.2)	$(7.2)	—	(2.0)	$(2.0)	—

Total	51.1	(7.2)	58.3	55.1	(2.0)	57.1
Operating income	37.3	7.2	30.1	30.4	2.0	28.4
Other (income) and expense:
Interest income	(1.2)		(1.2)	(2.2)		(2.2)
Interest expense	0.4		0.4	0.2		0.2
Other, net	1.4		1.4	0.1		0.1

Total	0.6	—	0.6	(1.9)	—	(1.9)
Income from continuing operations before taxes	36.7	7.2	29.5	32.3	2.0	30.3
Income tax provision	12.0	2.4	9.6	11.3	0.7	10.6

Income from continuing operations	24.7	4.8	19.9	21.0	1.3	19.7
(Loss) from discontinued operations, net of taxes	—	—	—	(2.7)	—	(2.7)

Net income	$24.7	$4.8	$19.9	$18.3	$1.3	$17.0

Basic earnings (loss) per common share:
Continuing operations	$0.69	$0.13	$0.56	$0.60	$0.04	$0.56
Discontinued operations	$—	$—	$—	$(0.08)	$—	$(0.08)

Net income	$0.69	$0.13	$0.56	$0.52	$0.04	$0.48

Diluted earnings (loss) per common share:
Continuing operations	$0.68	$0.13	$0.55	$0.58	$0.04	$0.54
Discontinued operations	$—	$—	$—	$(0.07)	$—	$(0.07)

Net income	$0.68	$0.13	$0.55	$0.51	$0.04	$0.47

Weighted average basic shares outstanding	35.6	35.6	35.6	35.3	35.3	35.3

Weighted average diluted shares outstanding	36.3	36.3	36.3	36.3	36.3	36.3

(1)	The As Adjusted results are provided solely to assist in an investor’s understanding of the impact of these special items on the comparability of the Company’s operations. The adjusted information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America.

(2)	The quarter ended December 31, 2003 includes a gain of $11.1 million primarily related to outstanding transition services payments for the color proofing and color software business sold in 2001 and a $0.7 million reversal of previously recorded charges due to lower than expected costs of restructuring, offset by a $4.6 million impairment of a loan to a contract manufacturer. The quarter ended December 31, 2002 includes adjustments of reserves from the Company’s previous restructuring programs as the result of lower than expected costs.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
RECONCILIATION OF REPORTED RESULTS TO ADJUSTED RESULTS
TWELVE MONTHS ENDED DECEMBER 31
(In millions, except per share amounts)
(Unaudited)

	Twelve months ended December 31,

	2003			2002

	As	Special	As	As	Special	As
	Reported	Items	Adjusted (1)	Reported	Items	Adjusted (1)

Net revenues	$1,163.5		$1,163.5	$1,066.7		$1,066.7
Cost of goods sold	828.8		828.8	738.9		738.9

Gross profit	334.7		334.7	327.8		327.8
Operating expenses (income):
Selling, general and administrative	166.3		166.3	176.9		176.9
Research and development	57.0		57.0	50.6		50.6
Litigation (2)	(1.0)	$(1.0)	—	(6.4)	$(6.4)	—
Restructuring and other (3)	(7.2)	(7.2)	—	(4.0)	(4.0)	—

Total	215.1	(8.2)	223.3	217.1	(10.4)	227.5
Operating income	119.6	8.2	111.4	110.7	10.4	100.3
Other (income) and expense
Interest income	(5.9)		(5.9)	(8.4)		(8.4)
Interest expense	1.3		1.3	1.1		1.1
Other, net	2.1		2.1	5.4		5.4

Total	(2.5)	—	(2.5)	(1.9)	—	(1.9)
Income from continuing operations before taxes	122.1	8.2	113.9	112.6	10.4	102.2
Income tax provision	40.3	2.7	37.6	39.4	3.7	35.7

Income from continuing operations	81.8	5.5	76.3	73.2	6.7	66.5
Income from discontinued operations, net of taxes	0.2	—	0.2	1.9	—	1.9

Net income	$82.0	$5.5	$76.5	$75.1	$6.7	$68.4

Basic earnings per common share:
Continuing operations	$2.30	$0.15	$2.15	$2.09	$0.19	$1.90
Discontinued operations	$0.01	$—	$0.01	$0.06	$—	$0.06

Net income	$2.31	$0.15	$2.16	$2.15	$0.19	$1.96

Diluted earnings per common share:
Continuing operations	$2.25	$0.15	$2.10	$2.05	$0.19	$1.86
Discontinued operations	$0.01	$—	$0.01	$0.06	$—	$0.06

Net income	$2.26	$0.15	$2.11	$2.11	$0.19	$1.92

Weighted average basic shares outstanding	35.5	35.5	35.5	35.0	35.0	35.0

Weighted average diluted shares outstanding	36.3	36.3	36.3	35.6	35.6	35.6

(1)	The As Adjusted results are provided solely to assist in an investor’s understanding of the impact of these special items on the comparability of the Company’s operations. The adjusted information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America.

(2)	The year ended December 31, 2003, includes the reversal of a reserve taken in 2002 for a litigation issue in Spain that was favorably settled in 2003. The year ended December 31, 2002 includes a net litigation benefit due primarily to the legal settlement with Quantum Corporation and Maxell, net of associated legal expenses.

(3)	The year ended December 31, 2003 includes a gain of $11.1 million primarily related to outstanding transition services payments for the color proofing and color software business sold in 2001 and a $0.7 million reversal of previously recorded charges due to lower than expected costs of restructuring, offset by a $4.6 million impairment of a loan to a contract manufacturer. The year ended December 31, 2002, includes adjustments of reserves from the Company’s previous restructuring programs as the result of lower than expected costs. Restructuring and other in the year ended December 31, 2002 also includes new restructuring charges of $1.8 million.

IMATION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31,	December 31,
	2003	2002

ASSETS
Current assets
Cash and equivalents	$411.4	$474.7
Accounts receivable — net	196.8	138.1
Inventories	159.4	139.0
Other current assets	70.8	90.4

Total current assets	838.4	842.2
Property, plant and equipment — net	226.5	181.5
Other assets	107.9	96.2

Total assets	$1,172.8	$1,119.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$148.3	$96.2
Accrued payroll	22.2	28.0
Short-term debt	—	4.5
Other current liabilities	126.7	181.3

Total current liabilities	297.2	310.0
Other liabilities	55.3	71.4
Shareholders’ equity	820.3	738.5

Total liabilities and shareholders’ equity	$1,172.8	$1,119.9

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Unaudited)

Operations & Cash Flow — Additional Information ($ Millions)

	Quarter ended December 31,		Year ended December 31,

	2003	2002	2003	2002

Gross Margin %	26.4%	31.6%	28.8%	30.7%
Capital Spending	$21.3	$13.0	$75.1	$42.6
Depreciation	$9.1	$8.4	$33.3	$33.2
Amortization	$1.6	$1.2	$5.7	$5.5
Tax Rate	33%	35%	33%	35%

Asset Utilization Information *

	December 31,	September 30,	December 31,
	2003	2003	2002

Days Sales Outstanding (DSO)	46	47	43
Days of Inventory Supply	71	80	70
Debt to Total Capital	0.0%	0.0%	0.6%

Other Information

Approximate employee count as of December 31, 2003:	2,800
Book value per share as of December 31, 2003:	$23.13
Shares used to calculate book value per share (millions):	35.5

In the fourth quarter of 2003, Imation repurchased 155,000 shares of its stock for $5.3 million. 2003 repurchases total 585,000 shares of stock for $20.0 million. Authorization for repurchase of an additional 2.2 million shares remains outstanding.

Revenues by Area ($ Millions)

	Quarter ended December 31,		Year ended December 31,

	2003	2002	2003	2002

United States	$143.9	$138.2	$532.7	$546.7
% of total	43%	51%	46%	51%
International	$190.5	$132.7	$630.8	$520.0
% of total	57%	49%	54%	49%

*	These operational measures, which the Company regularly uses, are provided to assist in the investor’s further understanding of the Company’s operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenues that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholder’s equity and total debt.

IMATION CORP.
 Segment Information
($ millions)
(Unaudited)

	Revenue

	2002					2003

	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD

Data Storage & Information Management	$252.2	$245.3	$249.5	$256.9	$1,003.9	$260.0	$254.7	$274.4	$321.5	$1,110.6
Digital Solutions & Services (1)	4.8	3.8	0.9	—	9.5	—	—	—	—	—
Specialty Papers (2)	13.6	12.2	13.3	14.0	53.1	13.3	13.3	13.4	12.9	52.9
Corporate	—	0.1	0.1	—	0.2	—	—	—	—	—

TOTAL	$270.6	$261.4	$263.8	$270.9	$1,066.7	$273.3	$268.0	$287.8	$334.4	$1,163.5

	Operating Income

	2002					2003

	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD

Data Storage & Information Management	$22.2	$23.1	$26.7	$27.2	$99.2	$31.4	$25.5	$19.6	$28.2	$104.7
Digital Solutions & Services (1)	(1.8)	(1.9)	(0.3)	—	(4.0)	—	—	—	—	—
Specialty Papers (2)	2.2	1.2	2.1	1.7	7.2	1.9	2.1	1.2	1.7	6.9
Corporate	(0.1)	(0.6)	(0.9)	(0.5)	(2.1)	(0.5)	(0.8)	0.9	0.2	(0.2)

Subtotal without Litigation, Restructuring & Other (3)	22.5	21.8	27.6	28.4	100.3	32.8	26.8	21.7	30.1	111.4
Litigation, Restructuring & Other (4)	—	8.5	(0.1)	2.0	10.4	—	—	1.0	7.2	8.2

TOTAL	$22.5	$30.3	$27.5	$30.4	$110.7	$32.8	$26.8	$22.7	$37.3	$119.6

Historical financial information presented above has been reclassified to reflect the North America Digital Solutions and Services business as discontinued operations, absent allocated corporate overhead.

(1)	The Digital Solutions and Services business outside of North America was closed by the end of the third quarter of 2002.

(2)	The quarter ended March 31, 2002 includes revenue of $1.6 million and operating income of $0.6 million for the videodisc replication business which was closed at the end of the first quarter of 2002.

(3)	The Subtotal without Litigation, Restructuring & Other is provided solely to assist in an investor’s understanding of the impact of these special items on the comparability of the Company’s operations. The adjusted information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America.

(4)	Second quarter 2002 includes a net litigation benefit of $6.4 million as well as $2.1 million for a restructuring adjustment benefit; Third quarter 2002 includes a restructuring charge of $1.8 million and a $1.7 million restructuring adjustment benefit; Fourth quarter 2002 includes a $2.0 million restructuring adjustment benefit; Third quarter 2003 includes the reversal of a reserve taken in 2002 for a litigation issue in Spain that was favorably settled; Fourth quarter 2003 includes a gain of $11.1 million primarily related to outstanding transition services payments for the color proofing and color software business sold in 2001 and $0.7 million for a restructuring adjustment benefit, offset by a $4.6 million impairment of a loan to a contract manufacturer.